EXECUTION VERSION

CONSENT AND
AMENDMENT
TO
PREFERRED STOCK PURCHASE AGREEMENT

This Consent and Amendment to Preferred Stock Purchase Agreement (this “Amendment”) is made effective as of May 26, 2010 (the “Amendment Date”) and is entered into by and among Paradigm Holdings, Inc., a Wyoming corporation (the “Company”), Hale Capital Partners, LP, a Delaware limited partnership (“Hale Capital”) and EREF PARA, LLC (“EREF PARA” and, collectively with Hale Capital, the “Purchasers”).

Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, the Company and the Purchasers are parties to that certain Preferred Stock Purchase Agreement dated February 27, 2009 (the “Agreement”);

WHEREAS, the Company desires to sell Senior Secured Subordinated Notes (the “Notes”) and issue certain shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as prepaid interest on such Notes to Hale Capital and certain other purchasers (the “Note Investors”);

WHEREAS, in order to make the required number of shares of the Common Stock available for issuance to the Note Investors, the Purchasers have agreed that the Warrants (as defined below) shall not be exercisable until the consummation of the Merger (as defined below).

WHEREAS, the Note Investors are only willing to purchase Notes if the Company and the Purchasers enter into this Amendment;

WHEREAS, the Purchasers believe that it is in their best interests for the Company to sell the Notes to the Note Investors; and

WHEREAS, the Agreement may be amended by a written instrument signed by Hale Capital and the Company.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchasers and the Company hereby agree as follows:

1.	Amendment of the Agreement.

The parties hereby agree to amend the terms of the Agreement as of the Amendment Date as provided below.

1.1           Amendment of Section 1.1.  Section 1.1 of the Agreement is hereby amended to add the following definitions:

 ““Notes” has the meaning set forth in the Note Purchase Agreement.”

““Note Purchase Agreement” means that certain Securities Purchase Agreement dated May 26, 2010 among the Company, Hale Capital and each of the other purchasers identified on the signature pages thereto.”

““Performance Bond” has the meaning set forth in the Note Purchase Agreement.”

1.2           Further Amendment of Section 1.1. The definition of “Registrable Securities” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Registrable Securities” means (i) all Underlying Shares and (ii) all Common Shares (as defined in the Note Purchase Agreement), together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.”

1.3           Amendment of Section 4.5(a).  Section 4.5(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

            “(a) After the earlier to occur of (x) August 31, 2010 and (y) Amendment Date, the Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.”

1.4           Amendment of Section 4.6(d).  Section 4.6(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

            “(d)     The provisions contained in this Section 4.6 shall not apply to issuances of the Notes or Common Shares or the issuance of Excluded Stock, .”

1.5           Amendment of Section 4.7.  Section 4.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

            “4.7    Exercise Procedures.  The form of Exercise Notice included in the Warrants sets forth the totality of the procedures required by the Purchasers in order to exercise the Warrants.  No other information or instructions shall be necessary to enable the Purchasers to exercise the Warrants.  After the earlier to occur of (x) August 31, 2010 and (y) the Amendment Date, the Warrants shall become exercisable and the Company shall honor exercises of the Warrants, and shall deliver all Underlying Shares, in accordance with the terms, conditions and time periods set forth in the Transaction Documents.”

1.6           Amendment of Section 4.22.  Section 4.22 of the Agreement is hereby amended and restated in its entirety to read as follows:

            “4.22.  Certain Rights of the Company.  If at any time a Purchaser and/or any transferee(s) of that Purchaser realizes cash proceeds with respect to the Preferred Shares, Warrants and Common Stock received upon exercise of the Warrants (for purposes of clarity, including pursuant to any dividends, redemptions or other payments made thereto in respect of the Preferred Shares) held by that Purchaser and/or any such transferee(s), in the aggregate equal to or in excess of (x) the Aggregate Purchase Price paid by that Purchaser as set forth on Schedule A, plus (y) two hundred percent (200%) of such Aggregate Purchase Price, then the Company shall have the option to repurchase all outstanding Preferred Shares held by that Purchaser and/or any such transferee(s) (other than the portion of the Excluded Shares (as defined below) held by that Purchaser and/or any such transferee(s)) for no additional consideration by the Company.  Each Purchaser shall be required to provide the Company and, if applicable, such transferee(s), with written notice of the occurrence of the foregoing with respect to such Purchaser within five (5) Business Days of such occurrence and the Company shall have the option to exercise the foregoing right by providing written notice to such Purchaser and/or, if applicable, such transferee(s) within 30 days of its receipt of such Purchaser’s written notice; provided that the Company may provide notice to such Purchaser and/or, if applicable, such transferee(s) once such Purchaser and/or, if applicable, such transferee(s) have realized cash proceeds as set forth in clauses (x) and (y) above.  For the purpose of this Agreement, “Excluded Shares” means (1) the sum of (i) 600 Preferred Shares (as adjusted for stock splits, recapitalizations and similar events) and (ii) such number of Preferred Shares equal to the product of (x) 467.17 Preferred Shares (as adjusted for stock splits, recapitalizations and similar events) and (y) the number of calendar months during the period commencing on February 28, 2011 and ending on the earlier to occur of (A) February 28, 2012, (B) the date the Performance Bond and the Notes have been repaid in full or (C) the date the Preferred Shares have been redeemed in full pursuant to Section 7 of the Certificate of Designations minus (2) such number of Preferred Shares which have been redeemed by the Company pursuant to Section 7(b)(ii) of the Certificate of Designations; provided that such total cannot be less than zero.  The Company hereby agrees that any redemptions pursuant to Section 7 of the Certificate of Designations shall redeem the Preferred Shares that are not Excluded Shares prior to any redemption of Excluded Shares.  Nothing herein shall be deemed to amend or waive the Company’s obligations to redeem Preferred Shares in accordance with the Certificate of Designations provided however there shall be no interest penalty under section 7(d) of the Certificate of Designations for Excluded Shares prior to the Maturity Date (as defined in the Certificate of Designations).   For purposes of this Section 4.22, references to the Certificate of Designations also refer to the Certificate of Designations of Series A-1 Senior Preferred Stock of Paradigm Holdings, Inc., a Nevada corporation.”

            2.            Consents.  Pursuant to the requirements of the Agreement, the Certificate of Designations (as defined in the Agreement) and the Certificate of Designations of Series A-1 Senior Preferred Stock of Paradigm Holdings, Inc., a Nevada corporation, the Purchasers hereby consent to the transactions contemplated by that certain Securities Purchase Agreement dated May 26, 2010 among the Company, Hale Capital and each of the other purchasers identified on the signature pages thereto (the “Note Purchase Agreement”) and each of the other Transaction Documents (as defined in the Note Purchase Agreement).  The Purchasers further consent to the agreements with respect to the issuance of the Performance Bond (as defined in the Note Purchase Agreement), including, without limitation, the letter of credit by Silicon Valley Bank to Zurich American Insurance Company and Fidelity and Deposit Company of Maryland initially in the aggregate amount of $4,000,000 contemplated thereby, in the form delivered to the Purchasers on the Closing Date.  The Purchasers further consent to the incurrence of additional Indebtedness to Silicon Valley Bank in an amount equal to the principal amount of the Notes outstanding from time to time such that the aggregate amount of Indebtedness that the Company and its Subsidiaries (as defined in the Agreement) may owe to Silicon Valley Bank under the Senior Facility (as defined in the Agreement) or otherwise as of the Closing Date shall be $8,500,000 (subject to reduction on a dollar-for-dollar basis in connection with any decrease in the principal amount of the Notes outstanding from time to time, whether by redemption, exchange, acceleration or conversion of the Notes, as applicable, or otherwise pursuant to the terms of the Notes). The Purchasers further consent to the compliance by the Company and its Subsidiaries with the terms of such Indebtedness in the form delivered to the Purchasers on the Closing Date.

            3.            Warrants.  Each of the parties hereto hereby agrees that, notwithstanding the terms of the Class A Warrants dated February 27, 2009 issued to each of Hale Capital and EREF PARA (the “Class A Warrants”) and the Class B Warrants dated February 27, 2009 issued to each of Hale Capital and EREF PARA (the “Class B Warrants” and collectively with the Class A Warrants, the “Warrants”), the Warrants shall not be exercisable until the earlier to occur of (x) August 31, 2010 and (y) consummation of the merger of the Company with and into Paradigm Holdings, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (the “Merger”).  Each of the parties hereto further agree, that notwithstanding the terms of the Warrants or the Certificate of Designations, that the Company shall be under no obligation to reserve shares for issuance with respect to the Warrants until the earlier to occur of (x) August 31, 2010 and (y) the consummation of the Merger.

            4.             Miscellaneous.

            4.1          No Other Changes.  All terms of the Agreement shall remain in full force and effect as amended hereby.

            4.2          Governing Law.   This Amendment shall be governed in all respects by the internal laws of the State of New York as applied to agreements entered into among New York residents to be performed entirely within New York, without regard to principles of conflicts of law.

            4.3          Severability.  If any provision of this Amendment is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Amendment shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Amendment.

            4.4          Counterparts.  This Amendment may be executed in any number of counterparts and signatures may be delivered by facsimile or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have caused this Consent and Amendment to Preferred Stock Purchase Agreement to be executed effective as of the date first set forth above.

PARADIGM HOLDINGS, INC.

By:	/s/Peter B. LaMontagne
Peter B. LaMontagne
President and Chief Executive Officer

HALE CAPITAL PARTNERS, LP

By:	/s/Martin Hale
Martin Hale, Jr.
Chief Executive Officer

EREF PARA, LLC

By: Hale Fund Management, LLC, its Managing Member

By:	/s/Martin Hale
Martin A. Hale, Jr.
Chief Executive Officer